Exhibit 99.1


FOR IMMEDIATE RELEASE
TUESDAY, JUNE 15, 1999

                  GOLD BANC ANNOUNCES EXERCISE OF UNDERWRITERS'
                  OVERALLOTMENT OPTION FOR $2,550,000 IN TRUST
                  PREFERRED SECURITIES BY GBCI CAPITAL TRUST II

     LEAWOOD, Kansas - June 15, 1999 - Gold Banc, (Nasdaq: GLDB), announced today the exercise of the underwriters' overallotment option or "green shoe" for 102,000 or $2,550,000 in Trust Preferred Securities by GBCI Capital Trust II, (Nasdaq: GLDBO), a statutory business trust established by the Company in 1999 for the exclusive purpose of issuing and selling trust securities and using the proceeds to purchase the Company's Junior Subordinated Debentures. The public offering price was $25.00 per Trust Preferred Security with a coupon rate of 9.12%. The Company previously announced on May 21, 1999 the closing of a public offering of 1,400,000 Trust Preferred Securities by GBCI Capital Trust II.

     The offering was made through an underwriting group led by Advest, Inc. and U.S. Bancorp Piper Jaffray, Inc. Prior redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules. The net proceeds from the sale of the debentures will be used to repay in full the parent company's long-term debt, acquire for cash banks and permissible non-bank entities and for general corporate purposes. The Federal Reserve System has approved securities of this type as Tier 1 capital for regulatory capital purposes. The Capital Securities are guaranteed by Gold Banc on a subordinated basis. A copy of the final prospectus relating to these securities can be obtained from the offices of the underwriters.

     Gold Banc is a bank and financial services holding company with $1.15 billion in total assets as of March 31, 1999.